UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

EXELA TECHNOLOGIES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	47-1347291 (IRS Employer Identification No.)

2701 E. Grauwyler Rd. Irving, TX (Address of principal executive offices)	75061 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Tandem Preferred Stock	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

This Form 8-A is being filed in connection with the listing of the Tandem Preferred Stock of Exela Technologies, Inc. (the "Company") on The Nasdaq Stock Market LLC. The information required by this item is contained under the heading "Description of Tandem Stock Dividend" in the Amended and Restated Offer to Exchange, filed as  Exhibit (a)(1)(L) to the Schedule TO-I/A (File No. 005-88578) filed by the Company with the Securities and Exchange Commission on May 2, 2022, and in the Certificate of Designations of Tandem Preferred Stock of Exela Technologies, Inc. filed on May 17, 2022 with the Secretary of State of the State of Delaware designating the preferences, limitations, voting powers and relative rights of the Tandem Preferred Stock attached hereto as Exhibit 3.4. Both are hereby incorporated herein by reference. The Tandem Preferred Stock will trade with the Company’s 6.00% Series B Cumulative Convertible Perpetual Preferred Stock, and may not be transferred separately from the associated share of Series B Preferred Stock.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit
3.1	Restated Certificate of Incorporation, dated July 12, 2017(1)
3.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Exela Technologies, Inc., effective January 25, 2021(2)
3.3*	Third Amended and Restated Bylaws, dated May 17, 2022
3.4*	Certificate of Designations of Tandem Preferred Stock of Exela Technologies, Inc. filed on May 17, 2022 with the Secretary of State of the State of Delaware designating the preferences, limitations, voting powers and relative rights of the Tandem Preferred Stock

*	Filed herewith
(1)	Incorporated by reference to the Registrants’ Current Report on Form 8-K, filed on July 18, 2017.
(2)	Incorporated by reference to the Registrants’ Current Report on Form 8 K, filed on January 25, 2021.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Exela Technologies, Inc.

By:	/s/ Erik Mengwall
	Name:	Erik Mengwall
	Title:	Secretary

Date: May 17, 2022